EXHIBIT 21.1
List of Subsidiaries of Upland Software, Inc. as of December 31, 2016
Upland Software I, Inc. (f/k/a PowerSteering Software, Inc.)
Upland Software II, LLC (f/k/a Upland Software II, Inc., f/k/a Tenrox Inc. (U.S.))
Upland Software IV, LLC (f/k/a Upland Software IV, Inc, f/k/a Filebound Solutions, Inc.)
Upland Software V, Inc. (f/k/a ComSci, Inc.)
Upland Software VI, LLC (f/k/a ComSci, LLC)
Upland Software VII, LLC (f/k/a Upland Software VII, Inc., f/k/a Clickability Inc.)
Upland IX, LLC (f/k/a Mobile Commons, Inc.)
Upland Software Inc. (f/k/a Tenrox Inc. (Canada))
PowerSteering Software Limited (UK)
Ultriva, LLC (f/k/a Ultriva, Inc.)
Advanced Processing & Imaging, Inc.